UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 8, 2015

Ultragenyx Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36276	27-2546083
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Leveroni Court, Novato, California		94949
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 483-8800

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 8, 2015, Ultragenyx Pharmaceutical Inc. (“Ultragenyx” or the “Company”) entered into a Lease Agreement (the “Lease”) with Marina Boulevard Property, LLC (“Marina”). Pursuant to the Lease, the Company agreed to lease from Marina approximately 63,048 square feet of office space at a property located at 5000 Marina Boulevard, Brisbane, California 94005 (the “Premises”). The term of the Lease will commence on May 1, 2016, or on an earlier date subject to the occurrence of certain events described in the Lease, and it expires after 122 months. The Company has the option to renew the Lease for two additional five-year periods. The base monthly rent for the Premises under the Lease for months one through twelve is approximately $170,230 (or $2.70 per square foot), which amount shall increase periodically in accordance with the terms of the Lease. Subject to certain conditions in the Lease, monthly base rent on the Premises will be abated for the second through eleventh months of the term of the Lease. In the event of a default by the Company, the unamortized amount of abated rent would become immediately due and payable to Marina. Marina will pay for up to approximately $3.5 million of improvements to the Premises, and Ultragenyx has delivered to Marina a letter of credit of approximately $1.4 million as security for the Lease.

A copy of the Lease will be filed as an exhibit to the Company’s Annual Report filed on Form 10-K for fiscal year 2015.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 is incorporated herein by reference.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 2015	Ultragenyx Pharmaceutical Inc.

	By:	/s/ Shalini Sharp
Shalini Sharp
Senior Vice President, Chief Financial Officer